EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the following Registration Statements of our report dated March 12, 2004, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of SFAS No. 142 “Goodwill and Other Intangible Assets” and the Company’s application of the provisions of SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”) appearing in the Annual Report on Form 10-K of Vornado Realty L.P. for the year ended December 31, 2003:

Vornado Realty Trust and Vornado Realty L.P. (Joint Registration Statements):

Amendment No. 4 to Registration Statement No. 333-40787 on Form S-3

Amendment No. 4 to Registration Statement No. 333-29013 on Form S-3

Registration Statement No. 333-108138 on Form S-3

DELOITTE & TOUCHE LLP
Parsippany, New Jersey
March 12, 2004